Exhibit (a)(5)(N)

Execution Copy

January 31, 2011

Sanofi-Aventis

174, Avenue de France

75013 Paris France

Attention:	Karen Linehan
Senior Vice President Legal Affairs and General Counsel

Ladies and Gentlemen:

In connection with your interest in a possible transaction (the “Transaction”) involving Genzyme Corporation (the “Company”, “our”, “us” or “we”), you have requested that we or our Representatives (as defined below) furnish you or your Representatives (as defined below) with certain information relating to the Company, its subsidiaries, divisions, affiliates or the Transaction.

All information (whether written, oral or obtained by inspection or observation of equipment, facilities, processes, methods, or by other means) furnished (whether on or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “our Representatives”) to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, accountants and financing sources) or other agents (collectively, “your Representatives”) and all analyses, compilations, forecasts, financial projections, studies or other information prepared by you or your Representatives that contains, are based on, or otherwise reflect any such information is hereinafter referred to as the “Information.” The term “Restricted Information” shall mean information that we identify as such, which will generally include that subset of Information which contains, discusses, or pertains to competitively-sensitive information of the Company and its subsidiaries, divisions and affiliates, including, without limitation, information with respect to profit margins, price lists, unannounced prices, customer and supplier lists, customer contracts, purchase orders, statements of work, proposals, plans to increase or reduce production, plans to enter or leave a product or geographic markets, forecasts, financial projections, purchasing patterns and pricing, supply arrangements, strategic alliances, promotional plans, advertising plans and any other information that the Company or our Representatives consider to be competitively sensitive. For

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purposes of this letter agreement, “affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person (for this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

The Information may be contained in any written, oral or electronic form or media, and shall include, without limitation, any writing, letter, presentation, memorandum (internal or otherwise), facsimile, tape, disk drive, diskette, CD-ROM, e-mail transmission or other recording or memorialization, chart, graph, blueprint, floor plan, picture, financial statements or other data compilation.

The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or other obligation of confidentiality, (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) not known to you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation, (iii) was within your possession prior to when it was furnished to you by or on behalf of the Company, provided that the source of such information was not known to you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation, or (iv) was independently discovered, invented or developed by you without the use of the Information.

Accordingly, you hereby agree that:

1.

You and your Representatives (i) will keep the Information confidential and will not (except to the extent required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, in whole or in part, (ii) will not use any Information other than in connection with the Transaction; provided, however, that you or your Representatives may reveal the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating and implementing the Transaction, (b) who are informed by you of the confidential nature of the Information, and (c) who have been directed by you to comply with the terms of this letter agreement. Notwithstanding the foregoing or anything to the contrary contained in this letter agreement, you understand and agree that Restricted Information shall be provided only to your outside attorneys, economists or to your own employees who (i) do not have any direct role in the sales, marketing, or pricing of products which compete with products or services offered by the Company and its affiliates, and (ii) need to know such information for purposes of conducting due diligence with respect to the Transaction. You will be responsible for any actions by your Representatives (including, without limitation, any Representatives who subsequent to the date hereof become your

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former Representatives) which constitute a breach of this letter agreement, and you agree, at your sole expense, to take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Information in breach of the terms hereof. You further agree to promptly notify us if you have knowledge of a breach of any provision of this letter agreement by you or any of your Representatives, and you and your Representatives will cooperate with us to regain possession of the Information and prevent its further unauthorized use or disclosure.

2.	You and your Representatives will not (except to the extent required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists, that the Information has been made available to you or your Representatives, or your and your Representatives’ assessment of the Information. The term “person” as used in this letter agreement will be interpreted broadly to include any corporation, company, group, partnership or other entity or individual.

3.	In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process (including without limitation by deposition, interrogatories, request for information or documents, subpoena, civil investigative demand or other similar process) to disclose any of the Information, you will, to the extent practicable and permitted by law or regulation, notify us promptly so that we may seek, at our sole cost, an appropriate protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement (and if we seek such an order, you will provide such cooperation, at our sole cost and to the extent permitted by law or regulation, as we shall reasonably request). In the event that no such protective order or other remedy is obtained or that the Company waives compliance with the terms of this letter agreement and that you or any of your Representatives are nonetheless legally compelled to disclose such Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised in writing by your counsel is legally required and will give the Company written notice of the Information to be disclosed in advance, if practicable, and exercise commercially reasonable efforts to obtain, at our sole cost, reliable assurance that confidential treatment will be accorded the Information.

4.

If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision. In that case or at any other time upon the request of the Company, you shall (i) promptly, as directed by the Company, either destroy or deliver to the Company all tangible Information, and (ii) not retain any copies, extracts or other reproductions in whole or in part of such tangible material; provided, however, that you may keep archival copies of any Information as is minimally necessary to meet legal requirements. Upon request, you will confirm for the Company in writing that all such material has been so redelivered or destroyed. Notwithstanding the delivery or destruction of the materials required by this paragraph, unless otherwise provided for in

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this letter agreement, all duties and obligations existing under this letter agreement (including with respect to any oral Information) will remain in full force and effect for the term of this letter agreement.

5.	You acknowledge that neither we nor any of our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that both you and the Company will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be contained therein. For purposes of this letter agreement, a “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid.

6.	You agree that, for a period of twelve (12) months from the date of this letter agreement, you will not, and you will cause your affiliates not to, without the prior written consent of Company solicit for employment or hire (or induce or cause, or attempt to induce or cause, to leave the employ of the Company or any of its subsidiaries) any employee of the Company or any of its subsidiaries with whom you come in contact as a result of your evaluation of the Transaction, provided that, you shall not be restricted in any general solicitation for such employees not specifically directed at such persons, and you shall not be restricted in hiring any such person who responds to any such general solicitation. You also agree that until twelve (12) months from the date of this letter agreement, you will not, and you will cause your affiliates not to, without the prior written consent of the Company, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company or any of its subsidiaries regarding the Company’s operations, assets, prospects or finances.

7.

You hereby acknowledge that you are aware, and that you will advise your Representatives who receive any Information, of restrictions under the United States securities laws with respect to a person who has received from an issuer material, nonpublic information purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You further represent that you have developed compliance procedures regarding the use of material non-public information, and agree that you will use such material non-public information only in accordance with applicable

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law, including all applicable federal and state securities laws. To the extent any information provided to you remains confidential (and therefore remains Information), you shall be permitted to disclose Information to the extent that disclosure of Information, based on the written advice of counsel, is required by applicable law, regulation or legal process (including, without limitation, by an applicable form of registration statement, tender offer statement, or proxy statement) in order for you or an entity affiliated with you to effectuate a Transaction or solicit proxies, including so that disclosure otherwise required to be made therein does not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements otherwise required to be made, in light of the circumstances under which they were made, not misleading, provided, however, that in no event will you disclose any Information related to a third party that is not allowed to be disclosed pursuant to the Company’s confidentiality obligations with such third party, so long as, prior to disclosure of such Information to you, we notified you in writing of the confidentiality obligations to such third party and gave you the opportunity to refuse receipt of such Information. In addition, you shall be permitted to disclose Information to the Staff of the SEC where requested by the Staff to substantiate any statement made in any filing made with the SEC by you or any entity affiliated with you in connection with a Transaction, proxy contest or any similar matter, provided that you will use commercially reasonable efforts to provide such Information on a supplemental basis only.

8.

You agree that all requests for additional information, facility tours or management meetings will be first submitted or directed to representatives of Goldman Sachs, Credit Suisse or the Company that are identified to you by the Company. You acknowledge and agree that (a) we and our Representatives are free to conduct the process relating to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with any prospective purchaser and entering into a preliminary or definitive agreement to effect a Transaction without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to the Transaction and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither party, nor any of such party’s Representatives, will have any liability to the other party or its Representatives with respect to the Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise. If and when you and your Representatives are present in the Company’s offices or facilities, you and your Representatives shall (i) be accompanied by one of our Representatives, (ii) follow such safety, security and facility access procedures as are

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reasonably requested by the Company and (iii) use good faith efforts to avoid disrupting the Company’s operations.

9.	You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree that we may seek specific performance and injunctive or other equitable relief in our favor without proof of actual damages and you further agree to waive, and to use all reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event a court of competent jurisdiction determines that we are entitled to such a remedy, you will not object to the granting of specific performance or other injunctive or equitable relief. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives breached this letter agreement, then you will reimburse the Company for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

10.	You agree that no failure or delay by us or any of our Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder. The confidentiality, non-use and other protective provisions set forth in this letter agreement are intended to be in addition to, and expressly do not supplant or supersede, any state, federal or other statutory or common laws that afford protection to trade secrets and/or other intellectual property. This letter agreement shall not be construed as an election of any remedies by us, and we retain all rights available to us, whether pursuant to this letter agreement, pursuant to such statutory and/or common laws, or otherwise.

11.	This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of that State and executed in and to be performed entirely within that State. You hereby (i) submit to the exclusive jurisdiction of any Massachusetts State or Federal court sitting in Boston with respect to all actions and proceedings arising out of, or relating to, this letter agreement, (ii) agree that all claims with respect to any such action or proceeding shall be heard and determined in such Massachusetts State or Federal court, (iii) waive the defense of an inconvenient forum, (iv) consent to service of process upon you by mailing or delivering such service to your address set forth on the first page hereof or, if such address is outside the United States, to Weil Gotshal & Manges LLP, your agent located in Boston (the “Agent”), and authorize and direct the Agent to accept such service and (v) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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12.	This letter agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns; provided, however, that no obligation under this letter agreement may be assigned except as expressly provided herein, it being understood that the Company’s rights hereunder may be assigned by the Company in connection with a Transaction to an acquirer of the Company; provided further however, that despite any such assignment, both the Company and its assignees shall continue to have all rights under this letter agreement with respect to the Information.

13.	This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of each of the parties hereto, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby.

14.	This letter agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this letter agreement.

15.	This letter agreement shall terminate upon the earlier to occur of (i) the closing of the Transaction contemplated by hereby and (ii) three (3) years from the date hereof, provided that with respect to clause (ii), for Information related to a third party that we informed you in writing, prior to delivery of such Information, was subject to confidentiality obligations between the Company and such third party, this letter agreement shall terminate with respect to such Information when such confidentiality obligations expire.

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January 31, 2011

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

GENZYME CORPORATION

By:	/s/ Thomas J. DesRosier
	Name:	Thomas J. DesRosier
	Title:	Senior Vice President, General Counsel

Accepted and agreed to as of the date first written above:
SANOFI-AVENTIS

By:	/s/ Karen Linehan
	Name:	Karen Linehan
	Title:	Senior Vice President Legal Affairs and General Counsel